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[LETTERHEAD OF MEC]


EXHIBIT 99

                                 PRESS RELEASE
    MAGNA ENTERTAINMENT CORP. ANNOUNCES CLASS A SUBORDINATE VOTING SHARES
                                   OFFERING

October 26, 2001, Aurora, Ontario, Canada.....Magna Entertainment Corp. ("MEC")
(NASDAQ: MIEC; TSE: MIE.A, MEH) today announced that it has filed with the United States Securities and Exchange Commission an amendment to its registration statement, and will shortly file a preliminary short form prospectus with the securities commissions of each province of Canada, for a public offering of 20 million of its Class A Subordinate Voting Shares in the United States and Canada. The offering also contemplates an over-allotment option allowing the underwriters to purchase up to an additional 3 million Class A Subordinate Voting Shares. The issue is being underwritten by an underwriting syndicate for which the representatives are Bear, Stearns & Co. Inc., BMO Nesbitt Burns Inc. and CIBC World Markets Corp.

MEC intends to use the net proceeds from the offering for general corporate purposes, including repayment of borrowings, working capital, capital expenditures and the potential acquisition or construction and development of additional racetracks and related entertainment operations, training centers, off-track betting facilities and account wagering operations.

MEC, one of the largest operators of premier horse racetracks in the United States, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities ("OTBs"), and owns and operates a national telephone account wagering system called "Call-A-Bet".

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. A prospectus for the offering may be obtained from Bear, Stearns & Co. Inc., 245 Park Avenue, New York, NY 10167 (telephone: 631-254-7129) or from BMO Nesbitt Burns Inc., 1 First Canadian Place, Toronto, Ontario M5X 1H3 (fax: 416-359-9742).


For further information, contact:

Graham Orr
Executive Vice-President and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario  L4G 7K1
Tel: (905) 726-7099